Exhibit 99.1
news release
QLT ANNOUNCES SHARE REPURCHASE PROGRAM

For Immediate Release	October 27, 2009
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today announced that its board of directors has authorized the repurchase of up to 5% of QLT’s outstanding common shares (“Common Shares”) over the next 12 months on the NASDAQ Stock Market (“NASDAQ”) and the Toronto Stock Exchange (“TSX”), pending required approvals.
“As we announced this morning, we now have $194 million in cash and we feel that repurchasing stock is a prudent use of our cash and in the best interest of shareholders,” stated Bob Butchofsky, President and Chief Executive Officer. “It also reflects our confidence in our future cash flow and in our ability to develop the Company’s ocular business, particularly our punctal plug drug delivery program.”
QLT has filed with the TSX a draft notice of intention to make a normal course issuer bid. The notice provides that QLT may, during the 12 month period commencing on or about November 3, 2009, or such other date as permitted by the TSX and NASDAQ, purchase through the facilities of the NASDAQ and TSX up to 2,731,534 Common Shares in total, being 5% of the issued and outstanding Common Shares. The purchases will be made by QLT in accordance with TSX Rules and Policies and Rule 10b-18 of the U.S. Securities Exchange Act of 1934, as amended. The price that QLT will pay for any Common Shares repurchased will be the market price of such shares on the TSX or NASDAQ, as the case may be, at the time of acquisition. QLT will make no purchases of Common Shares other than open-market purchases. The actual number of Common Shares that may be purchased pursuant to the normal course issuer bid and the timing of any such purchases will be determined by QLT in the context of the market at the time, subject to compliance with applicable law. All Common Shares purchased pursuant to the normal course issuer bid will be cancelled.
During the preceding twelve month period, QLT purchased for cancellation an aggregate 20,000,000 Common Shares at a price of US$2.50 per share for a total cost of US$50 million through the facilities of the NASDAQ and TSX through a modified “Dutch Auction” tender offer. As at October 27, 2009, there were approximately 54,630,692 Common Shares of QLT outstanding.
About QLT
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative ocular therapies. We utilize two unique technology platforms, photodynamic therapy (used with the Visudyne product) and punctal plugs, which are currently under development for future product opportunities. For more information, visit our website at www.qltinc.com.

QLT Inc.
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
or
Marcy Nanus
Telephone: 646-378-2927
Visudyne is a registered trademark of Novartis AG.
QLT Inc. is listed on the NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release which are not historical facts, are “forward-looking” statements as the term is defined in the United States Private Securities Litigation Reform Act of 1995, and “forward looking information” within the meaning of applicable Canadian Securities legislation. You can identify these forward-looking statements and information by QLT’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements and information include statements with respect to QLT’s intention to purchase its common shares and statements with respect to QLT’s cash flow, ability to develop the business and generate sustainable long-term growth. Forward-looking statements and forward looking information are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, our intention to purchase our common shares is subject to regulatory approval from the TSX; the extent to which QLT repurchases its shares under the normal course issuer bid may be impacted by market factors; the Company’s future operating results are uncertain and likely to fluctuate; the timing, expense and uncertainty associated with the commercialization and regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of products; risks and uncertainties related to the scope, validity, and enforceability of intellectual property rights related to our products and technology and the impact of patents and other intellectual property of third parties; and other risk factors discussed in documents filed by QLT with the Securities and Exchange Commission from time to time including QLT’s Annual Report on Form 10- K and QLT’s Quarterly Reports on Form 10-Q or filed with the Canadian Securities Regulatory authorities. All forward-looking statements and information in this press release are made as of today and based upon information known to management as of the date hereof. QLT assumes no obligation to update or revise any of its forward-looking statements and information even if experience or future changes show that indicated results or events will not be realized.